                                                                     EXHIBIT 21


                          SUBSIDIARIES OF REGISTRANT


The following are subsidiaries of the Registrant:

                                        State or Province
                                        of Incorporation
                                        -----------------
Arden-Mayfair, Inc.                          Delaware
Gelson's Markets                             California
AMG Holdings, Inc.
 (formerly Telautograph Corporation)         Virginia


Arden-Mayfair, Inc. is a wholly-owned subsidiary of the Registrant. Gelson's Markets and AMG Holdings, Inc. are wholly-owned subsidiaries of Arden-Mayfair, Inc. All of the subsidiaries listed above are included in the consolidated financial statements of the Registrant.


                                      62